Exhibit 10. e
October 31, 2007
Mr. Thomas C. Tiller
Polaris Industries Inc.
2100 Highway 55
Medina, MN 55340
     Re: Amendment to Employment Agreement
Dear Mr. Tiller:
Reference is made to the letter agreement dated January 18, 2007 between you and Polaris Industries Inc., a Minnesota corporation (“Polaris”), which sets forth the terms and conditions of your employment by Polaris (the “Agreement”). For purposes of causing your Agreement to in part comply with and in part be exempt from the requirements of Section 409A of the Internal Revenue Code, your Agreement is hereby amended as follows:
1.	Paragraph 3(e)(ii) of the Agreement is hereby amended and restated in its entirety as follows:
(ii) “Good Reason” means any of (A) a material reduction or diminution of your title or in the scope of your authority and responsibility as an executive of Polaris, (B) a material reduction in your base compensation; (C) a material change in the geographic location of your principal place of employment; or (D) Polaris otherwise fails to perform any of its material obligations to you. You must give Polaris notice of the existence of Good Reason during the 90-day period beginning on the date of the initial existence of Good Reason. If Polaris remedies the condition giving rise to Good Reason within 30 days thereafter, Good Reason shall not exist and you will not be entitled to terminate employment for Good Reason.
2.	Paragraph 7 of the Agreement is hereby amended and restated in its entirety as follows:
7. Retirement; Continued Employment. Upon the completion of the Term, provided that your employment with Polaris has not been terminated prior thereto, you will be eligible to retire from Polaris for all purposes and eligible to participate in the benefit plans and receive the perquisites described in Exhibit C hereto upon your separation from service with Polaris (within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder). Notwithstanding the forgoing, you and Polaris have agreed that prior to the end of Term, if your employment at Polaris has not previously terminated, you and Polaris will make a good faith effort to negotiate the terms of an agreement for your continued employment with Polaris through December 31, 2011 in other than an executive officer capacity in which you will provide services to Polaris with respect to such matters as to be determined during such negotiations.

Mr. Thomas C. Tiller
October 31, 2007

Please sign and return a copy of this letter indicating that you agree to the terms of this amendment to your Agreement.

Very truly yours, POLARIS INDUSTRIES INC.
/s/ Michael W. Malone
By:	Michael W. Malone
Title:	Vice President-Finance, Chief Financial Officer and Secretary

ACKNOWLEDGED AND AGREED TO:

Signature:	/s/ Thomas C. Tiller
By:	Thomas C. Tiller
Date:	October 31, 2007

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